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                           AMRESCO, INC.

          EXHIBIT 11 - COMPUTATION OF PER SHARE EARNINGS

                                             Three Months Ended     Six Months Ended
                                                  June 30,                June 30,
                                                1999     1998          1999         1998
Basic:
 Net income                                $12,104,000  $19,660,000 $22,342,000  $33,709,000

 Weighted average common shares outstanding 48,781,316   42,840,145  48,491,266   40,983,662
 Contingently issuable shares                                                        109,448
 Restricted shares                            (934,653)    (383,005)   (729,251)    (350,919)
   Total                                    47,846,663   42,457,140  47,762,015   40,742,191

   Earnings per share                            $0.25        $0.46       $0.47        $0.83

Diluted:
 Net income                                $12,104,000  $19,660,000 $22,342,000  $33,709,000

 Weighted average common shares outstanding 48,781,316   42,840,145  48,491,266   40,983,662
 Contingently issuable shares               12,841,595                6,420,797      109,448
 Net effect of non-vested restricted stock
 based on the Treasury stock method using
 the average market price                     (934,653)                (467,327)
 Net effect of dilutive stock options based
 on the Treasury stock method using the
 average market price                          266,915    1,162,838     614,035    1,131,164
   Total                                    60,955,173   44,002,983  55,058,771   42,224,274

   Earnings per share                            $0.20        $0.45       $0.41        $0.80
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